Exhibit 23.1



                                February 26, 1999



Virginia Electric and Power Company
Richmond, Virginia  23261


                       Virginia Electric and Power Company
                                    Form 10-K


Ladies and Gentlemen:

      We consent to the incorporation by reference into the Registration Statements of Virginia Electric and Power Company on Form S-3 (File Nos. 33-60271 and 333-47119) of the statements included in this Annual Report on Form 10-K that relate to franchises, title to properties, and limitations upon the issuance of bonds and preferred stocks, into the statements made in regard to our firm in such Registration Statements.



                                    Very truly yours,

                                    /s/ McGuire, Woods, Battle & Boothe LLP